Exhibit 99.1

Solazyme Reports Fourth Quarter and Full Year 2012 Results

On Track for Commercial Production on Three Continents by 2014

Continued Development of High Value Tailored Oils

Technology Proven at Commercial Scale

Algenist® Sales Increase 129% in 2012

South San Francisco, CA – February 20, 2013 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today results for the fourth quarter and full year ended December 31, 2012.

“2012 was a great year for Solazyme with strong progress executing against our technology, production and commercialization goals,” said Jonathan Wolfson, CEO of Solazyme. “These achievements, combined with our successful financing initiatives and our newest joint development agreement with Mitsui, provide a strong foundation that supports our path to commercial scale production. That path includes producing our high value tailored oils on three continents by early 2014. Our confidence in delivering on our plans is supported by our proven technology, strong balance sheet and our outstanding group of partners.”

Financial Results

Total revenue for the fourth quarter ended December 31, 2012 was $8.4 million compared with $14.9 million in the fourth quarter of 2011. Fourth quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $24.6 million, which compares with net loss of $15.6 million in the prior year period. On a non-GAAP basis, the net loss was $21.5 million for the fourth quarter of 2012, compared with net loss of $12.2 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

Total revenue for the year ended December 31, 2012 was $44.1 million compared with $39.0 million in the prior year. Full year 2012 GAAP net loss attributable to Solazyme, Inc. common stockholders was $83.1 million, compared with $54.0 million in the prior year. On a non-GAAP basis, the net loss was $70.0 million for 2012, compared with $39.4 million in 2011.

“The recent completion of our convertible debt offering and approval of $120 million in financing for our Solazyme Bunge Renewable Oils facility in Brazil enhance our capital flexibility as we pursue the significant growth opportunities that lie ahead,” said Tyler Painter, CFO of Solazyme. “In 2013 we are focused on completing our manufacturing facilities and executing on our commercialization strategy for sales of our high value tailored oils, which we expect to drive meaningful growth in 2014.”

Recent Business Highlights

•

Joint Development Agreement with Mitsui: Solazyme and Mitsui & Co., Ltd. entered into a $20 million, multi-year agreement to jointly develop a suite of triglyceride oils for use primarily in the oleochemical industry. Together the companies will work to advance the development of Solazyme’s high-myristic algal oil as well as additional oils targeting the oleochemical and industrial sectors.

•

Successful Fermentation in 500,000 Liter Vessels at ADM facility: Solazyme successfully completed multiple initial fermentation runs at Archer-Daniels-Midland Company’s (ADM’s) facility in Clinton, Iowa. During the runs, Solazyme achieved commercial scale production metrics, exhibited linear scalability of its process from laboratory scale, and achieved commercial scale without contamination.

•

Solazyme Bunge Renewable Oils Receives Approval for $120 Million in Project Financing: The joint venture between Solazyme and Bunge Global Innovation LLC (“Bunge”), a wholly owned subsidiary of Bunge Limited, received approval for approximately $120 million in project financing from the Brazilian National Development Bank (BNDES) to support its first commercial scale renewable oil production facility in Brazil.

•

Completion of Convertible Senior Subordinated Notes Offering: Solazyme successfully completed its offering of 6% Convertible Senior Subordinated Notes due 2018, raising $125 million in gross proceeds. The Company intends to use the proceeds to fund project related costs and capital expenditures and for general corporate purposes.

2012 Highlights

•

Development of New Tailored Oils: Solazyme continued to expand its technology platform through the development of multiple high value oils including its high oleic oil, high myristic oil and cocoa butter substitute.

•

Successful Partnership with Bunge: Following the formation of a joint venture in April, Solazyme and Bunge successfully broke ground on their 100,000 metric ton renewable oils production facility in Brazil in June. In November, Solazyme and Bunge entered into a joint venture expansion framework agreement targeting 300,000 metric tons at select Bunge owned and operated processing facilities worldwide. In addition, the partners added a joint market development commitment in tailored food oils.

•

Formation of Strategic Collaboration with Archer-Daniels-Midland (ADM): Solazyme signed strategic collaboration, manufacturing and market development agreements with ADM. Solazyme and ADM will produce tailored oils from ADM’s Clinton, Iowa facility. In this capital efficient manufacturing partnership, Solazyme will initially target the production of 20,000 metric tons of oil in 2014, with an aim to increase production to 100,000 metric tons of oil in subsequent years.

•

Solazyme Roquette Nutritionals Progress: The Solazyme Roquette Nutritionals (SRN) Joint Venture ran the Phase I facility, producing products for sales and sampling, and broke ground on its Phase 2 production facility in Lestrem, France. SRN also launched Almagine™ HL and AlmagineTM HP food ingredients and received a ‘no questions’ notification from the FDA on algal oil.

•

Commissioning of Integrated Biorefinery in Peoria: Solazyme successfully commissioned its first integrated biorefinery (IBR) in Peoria, Illinois. Solazyme began the integrated production of tailored algal oils during the second quarter of 2012.

•

Strong Algenist® Sales Growth: Solazyme continued to grow Algenist, its commercial skincare brand. Algenist revenues totaled $16.5 million in 2012, a 129% increase versus 2011. Algenist also won the QVC Rising Star Brand award, and expanded the product line during the year, finishing 2012 with 18 SKUs.

Conference Call

Solazyme will hold a conference call for investors on February 20 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 96880758 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) fuels and chemicals, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Basic Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for tailored oils; market opportunities; selling prices for products; the capacity of planned facilities; the timetable for bringing facilities online; development of additional tailored oils; meeting commercialization and technology targets; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; market acceptance of its products; its ability to sell its products at a profit; delays related to construction or start-up of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q, as updated from time to time,

for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues
Research and development programs	$3,811	$8,251	$27,649	$26,793
Product revenues	4,613	1,638	16,459	7,173
License fees	—	5,000	—	5,000

Total revenues	8,424	14,889	44,108	38,966
Costs and operating expenses (1)
Cost of product revenue	1,404	828	5,311	2,420
Research and development	16,108	16,921	66,384	45,613
Sales, general and administrative	15,888	12,835	57,516	41,426

Total costs and operating expenses	33,400	30,584	129,211	89,459

Loss from operations	(24,976)	(15,695)	(85,103)	(50,493)
Other income (expense)
Interest and other income (expense), net	249	114	1,511	229
Loss from equity method investment	(631)	—	(1,824)	—
Gain (loss) from change in fair value of warrant liability	748	—	2,284	(3,637)

Total other income (expense)	366	114	1,971	(3,408)

Net loss	(24,610)	(15,581)	(83,132)	(53,901)
Accretion of redeemable convertible preferred stock	—	—	—	(60)

Net loss attributable to Solazyme, Inc. common stockholders	$(24,610)	$(15,581)	$(83,132)	$(53,961)

Net loss per share attributable to Solazyme, Inc. common stockholders, basic and diluted	$(0.40)	$(0.26)	$(1.37)	$(1.35)

Weighted average number of common shares used in loss per share computation, basic and diluted	60,873	59,703	60,509	39,934

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net loss attributable to Solazyme, Inc. common stockholders	$(24,610)	$(15,581)	$(83,132)	$(53,961)
(Gain) loss from change in fair value of warrant liability	(748)	—	(2,284)	3,637
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	985	846	3,924	2,413
Sales, general and administrative	2,859	2,502	11,478	8,510

Total stock-based compensation expense	3,844	3,348	15,402	10,923

Net loss attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(21,514)	$(12,233)	$(70,014)	$(39,401)

Basic and diluted loss per share attributable to Solazyme, Inc. common stockholders (GAAP)	$(0.40)	$(0.26)	$(1.37)	$(1.35)
(Gain) loss from change in fair value of warrant liability	(0.01)	—	(0.04)	0.09
Stock-based compensation expense	0.06	0.06	0.25	0.27

Net loss per share attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(0.35)	$(0.20)	$(1.16)	$(0.99)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash, cash equivalents and marketable securities	$149,005	$243,724
Other current assets	16,274	15,169

Total current assets	165,279	258,893
Property, plant and equipment —net	32,225	25,985
Other assets	19,520	346

Total assets	$217,024	$285,224

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$7,331	$5,289
Other current liabilities	17,607	23,923

Total current liabilities	24,938	29,212
Other liabilities	1,138	491
Long-term debt	7,637	14,963

Total liabilities	33,713	44,666

Total stockholders’ equity	183,311	240,558

Total liabilities and stockholders’ equity	$217,024	$285,224